Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Questar Market Resources for the registration of $700,000,000 of debt securities and to the incorporation by reference therein of our report dated February 22, 2008, with respect to the consolidated financial statements and schedule of Questar Market Resources included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 5, 2008